Exhibit 99.1

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In Thousands, Except Per Share Data)

	September 30,	December 31,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$281,046	$352,434
Short-term marketable securities	101,112	77,758
Accounts receivable, net	480,315	397,097
Costs and estimated earnings in excess of billings	34,759	17,957
Inventories, net	61,342	55,557
Real estate held for sale	52,165	51,688
Deferred income taxes	46,233	43,713
Equity in construction joint ventures	45,219	34,340
Other current assets	65,182	96,969
Total current assets	1,167,373	1,127,513
Property and equipment, net	522,733	502,901
Long-term marketable securities	30,209	55,156
Investment in affiliates	27,518	26,475
Other assets	73,696	74,373
Total assets	$1,821,529	$1,786,418

Liabilities and Shareholders' Equity

Current liabilities
Current maturities of long-term debt	$34,886	$28,696
Accounts payable	234,126	213,135
Billings in excess of costs and estimated earnings	251,402	275,849
Accrued expenses and other current liabilities	227,611	212,265
Total current liabilities	748,025	729,945
Long-term debt	246,487	268,417
Other long-term liabilities	46,178	46,441
Deferred income taxes	18,733	17,945
Minority interest in consolidated subsidiaries	26,729	23,471
Shareholders' equity:
Preferred stock, $0.01 par value, authorized	-	-
3,000,000 shares; none outstanding
Common stock, $0.01 par value, authorized 150,000,000	383	395
shares in 2008 and 2007;
issued and outstanding 38,264,058 shares in
2008 and 39,450,923 shares in 2007
Additional paid-in capital	83,041	79,007
Retained earnings	655,287	619,699
Accumulated other comprehensive (loss) income	(3,334)	1,098
Total shareholders' equity	735,377	700,199
Total liabilities and shareholders' equity	$1,821,529	$1,786,418

	September 30,	December 31,
Financial Position	2008	2007

Working capital	$419,348	$397,568
Current ratio	1.56	1.54
Debt to total capitalization	0.28	0.30
Total liabilities to equity ratio	1.48	1.55